                                                                      Exhibit 12

                            DUKE ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     Three Months                   Twelve Months
                                    Ended March 31               Ended December 31,
                                  ----------------- --------------------------------------------
                                    1999     1998     1998    1997(a)  1996(a)  1995(a)  1994(a)
                                  -------- -------- -------- -------- -------- -------- --------
Earnings Before Income Taxes..... $    516 $    539 $2,037   $1,613   $1,789   $1,682   $1,422
Fixed Charges....................      142      135    555      520      540      556      538
                                  -------- -------- ------   ------   ------   ------   ------
    Total........................ $    658 $    674 $2,592   $2,133   $2,329   $2,238   $1,960
                                  ======== ======== ======   ======   ======   ======   ======
Fixed Charges
  Interest on debt............... $    136 $    128 $  533   $  497   $  514   $  536   $  520
  Interest component of rentals..        6        7     22       23       26       20       18
                                  -------- -------- ------   -------- ------   ------   ------
    Fixed Charges................ $    142 $    135 $  555   $  520   $  540   $  556   $  538
                                  ======== ======== ======   ======   ======   ======   ======
Ratio of Earnings to Fixed
 Charges.........................      4.6      5.0    4.7      4.1      4.3      4.0      3.6

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(a) Financial information reflects accounting for the combination with
    PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1994.